Exhibit 99.1

Company Contacts:

Michael McConnell

Chief Financial Officer

503-469-4652

mmcconnell@digimarc.com

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

info@liolios.com

FOR IMMEDIATE RELEASE

Digimarc Reports Third Quarter 2010 Financial Results

Beaverton, Ore. — October 20, 2010 — Digimarc Corporation (NASDAQ: DMRC) reported financial results for the third quarter and nine months ended September 30, 2010.

Revenues for the third quarter increased 10% to $5.2 million from $4.8 million in the same quarter a year-ago, driven primarily by a 27% increase in license and subscription revenues. Revenues in the third quarter were affected by nonpayment from a large licensee, as well as a delay in approximately $0.4 million of government business expected in the quarter that has been deferred to the fourth quarter 2010 (as disclosed in a press release issued by Digimarc on October 6, 2010).

Operating loss for the third quarter was $0.8 million, compared to an operating loss of $0.5 million in the third quarter of 2009. The increase in operating loss was mostly due to increased expenses for professional services associated with the company’s recently completed transaction with Intellectual Ventures, as well as increased marketing and research and development investment in certain mobile product initiatives.

Net loss for the quarter was $1.5 million or $(0.21) per diluted share, which included research and development investments of $0.6 million from joint ventures with Nielsen. This compares to a net loss of $0.7 million or $(0.10) per diluted share in the third quarter of 2009 that included research and development investments from the company’s joint ventures of $0.3 million.

Revenues for nine months ended September 30, 2010 increased 53% to $20.7 million from $13.5 million in the same period of 2009. The increase reflected revenues in the first quarter of 2010 from a $4.5 million license agreement with Arbitron and higher royalties from other certain licensees.

Operating income for the nine months ended September 30, 2010 was $3.0 million, compared to an operating loss of $2.3 million in the first three quarters of 2009.

Net income from the three quarters of 2010 was $1.4 million or $0.19 per diluted share, compared to a net loss of $2.2 million or $(0.30) per diluted share in the same period of 2009.

At September 30, 2010, cash and cash equivalents and marketable securities totaled $45.5 million, compared to $46.6 million at June 30, 2010, and $42.8 million at December 31, 2009.

Management will host a conference call to discuss these financial results and execution of the company’s strategy in more detail. Please see below for more information.

Conference Call

Digimarc will hold a conference call later today (October 20, 2010) to discuss these third quarter 2010 results. Chairman and CEO Bruce Davis and CFO Mike McConnell will host the call starting at 8:30 a.m. Eastern time (5:30 a.m. Pacific time). A question and answer session will follow management’s presentation.

The call will be simulcast via a link available on Digimarc’s home page at www.digimarc.com, and will be available for replay until November 3, 2010. Thereafter, the webcast will be archived at www.digimarc.com/investors/events.asp.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to "see, hear and understand" the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, please visit www.digimarc.com.

Forward-looking Statements

With the exception of historical information contained in this release, the matters described in this release contain various "forward-looking statements." These forward-looking statements include statements regarding the deferral of certain government business until the Company’s fourth fiscal quarter and other statements identified by terminology such as "will," "should," "expects," "estimates," "predicts" and "continue" or other derivations of these or other comparable terms. These forward-looking statements are statements of management's opinion and are subject to various assumptions, risks, uncertainties and changes in circumstances. Actual results may vary materially from those expressed or implied from the statements in this release as a result of further delay in, or the failure to occur of, orders from a government customer, or changes in economic, business and/or regulatory factors. More detailed information about risk factors that may affect actual results is set forth in the company's Form 10-K for the year ended December 31, 2009 and in subsequent periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this release. Except as required by law, Digimarc undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Digimarc Corporation

Income Statement Information

(in thousands, except per share amounts)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenue:
Service	$2,761	$2,827	$9,193	$7,882
License & subscription	2,476	1,942	11,484	5,640

Total revenue	5,237	4,769	20,677	13,522

Cost of revenue:
Service	1,410	1,499	4,693	4,396
License & subscription	59	42	173	158

Total cost of revenue	1,469	1,541	4,866	4,554

Gross profit:
Service	1,351	1,328	4,500	3,486
License & subscription	2,417	1,900	11,311	5,482

Total gross profit	3,768	3,228	15,811	8,968

Percentage of gross profit to revenues:
Service	49%	47%	49%	44%
License & subscription	98%	98%	98%	97%
Percentage of gross profit to total revenue	72%	68%	76%	66%

Operating expenses:
Sales and marketing	953	753	2,453	2,226
Research and development	1,471	1,191	4,051	3,679
General and administrative	1,842	1,521	5,414	4,597
Intellectual property	315	262	891	756

Total operating expenses	4,581	3,727	12,809	11,258

Operating income (loss)	(813)	(499)	3,002	(2,290)

Other income (expenses):
Net loss from joint ventures	(558)	(311)	(1,576)	(311)
Other	62	126	184	439

Other income (expenses), net	(496)	(185)	(1,392)	128

Income (loss) before provision for income taxes	(1,309)	(684)	1,610	(2,162)
Provision for income taxes	(151)	(3)	(190)	(12)

Net income (loss)	$(1,460)	$(687)	$1,420	$(2,174)

Earnings (loss) per share:
Net income (loss) per share - basic	$(0.21)	$(0.10)	$0.20	$(0.30)
Net income (loss) per share - diluted	$(0.21)	$(0.10)	$0.19	$(0.30)
Weighted average shares outstanding - basic	7,098	7,134	7,097	7,150
Weighted average shares outstanding - diluted	7,098	7,134	7,497	7,150

Digimarc Corporation

Balance Sheet Information

(in thousands)

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents (1)	$7,261	$8,884
Marketable securities (1)	35,546	33,902
Trade accounts receivable, net	3,101	3,570
Other current assets	983	872

Total current assets	46,891	47,228
Marketable securities (1)	2,647	—
Property and equipment, net	920	1,114
Intangibles, net	2,090	1,302
Investments in joint ventures	933	409
Other assets, net	465	430

Total assets	$53,946	$50,483

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,279	$1,407
Deferred revenue	2,139	2,318

Total current liabilities	3,418	3,725
Long-term liabilities	163	99

Total liabilities	3,581	3,824

Commitments and contingencies

Stockholders' equity:
Preferred stock	50	50
Common stock	7	7
Additional paid-in capital	51,569	49,283
Retained earnings (accumulated deficit)	(1,261)	(2,681)

Total stockholders’ equity	50,365	46,659

Total liabilities and stockholders’ equity	$53,946	$50,483

(1)	Aggregate cash, cash equivalents, short- and long-term marketable securities was $45,454 and $42,786 at September 30, 2010 and December 31, 2009, respectively.

Digimarc Corporation

Cash Flow Information

(in thousands)

(Unaudited)

	Three-Month Information		Nine-Month Information
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Cash flows from operating activities:
Net income (loss)	$(1,460)	$(687)	$1,420	$(2,174)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	157	149	484	425
Stock-based compensation	782	618	2,287	1,778
Net loss from joint ventures	558	311	1,576	311
Changes in operating assets and liabilities:
Trade accounts receivable, net	(708)	(318)	469	812
Other current assets	35	(81)	(111)	(126)
Other assets, net	(15)	67	(35)	(158)
Accounts payable and other accrued liabilities	456	(210)	(63)	(280)
Deferred revenue	166	(201)	(180)	(714)

Net cash provided by (used in) operating activities	(29)	(352)	5,847	(126)
Cash flows from investing activities:
Purchase of property and equipment	(107)	(160)	(236)	(374)
Capitalized patent costs	(277)	(193)	(811)	(621)
Investments in joint ventures	(700)	(550)	(2,100)	(550)
Sale or maturity of marketable securities	34,251	5,053	78,965	20,738
Purchase of marketable securities	(33,687)	(3,998)	(83,256)	(26,601)

Net cash provided by (used in) investing activities	(520)	152	(7,438)	(7,408)
Cash flows from financing activities:
Issuance of common stock	—	152	8	152
Purchase of common stock	(15)	(822)	(40)	(822)
Principal payments under capital lease obligations	—	(31)	—	(39)

Net cash provided by (used in) financing activities	(15)	(701)	(32)	(709)

Net increase (decrease) in cash and cash equivalents (2)	$(564)	$(901)	$(1,623)	$(8,243)

Cash equivalents and marketable securities at beginning of period	46,582	$45,488	$42,786	$45,912
Cash equivalents and marketable securities at end of period	45,454	43,532	45,454	43,532

(2)Net increase (decrease) in cash, cash equivalents and marketable securities	$(1,128)	$(1,956)	$2,668	$(2,380)

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